Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FIRST
QUARTER NET INCOME OF $213.3 MILLION, DOWN 4%
First Quarter Net Income Per Diluted Share of $2.02, down 2%,
First Quarter Credit Enhancement Production(1) $310.1 million, up 33%

NEW YORK, April 25, 2007—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced first quarter 2007 net income of $213.3 million, or $2.02 per diluted share. This represents a 4% decrease from first quarter 2006 net income of $221.1 million, and a 2% decrease in net income per diluted share from $2.06 a year earlier.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the first quarter 2007, net security gains and losses had the effect of increasing net income by $2.5 million, or $0.02 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $24.7 million, or $0.24 per diluted share during the quarter. Table I, below, provides first quarter comparisons of earnings for 2007 and 2006.

Ambac First Quarter 2007 Earnings/2

Table I

Earnings Per Diluted Share

	First Quarter
	2007	2006	% Change
Net income per diluted share	$2.02	$2.06	- 2%
Effect of net security gains	($0.02)	($0.08)	n.a.

Operating earnings(a)(b)	$2.00	$1.98	+1%
Effect of accelerated earnings	($0.24)	($0.11)	n.a.

Core earnings(b)	$1.76	$1.87	- 6%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “The first quarter evidenced improved business production across all major business sectors relative to the 2006 comparable quarter. Debt issuance and capital markets activity continues to be strong. Importantly, recent evidence of credit spread widening in the mortgage related asset classes should lead to increased demand for our core financial guarantee product, provided of course, that wider spreads continue to prevail.”

Revenues

Highlights

•

Credit enhancement production(1) in the first quarter of 2007 was $310.1 million, up 33% from $233.5 million reported in the first quarter of 2006. Growth was achieved in all three sectors, led by the 49% increase in U.S. structured finance.

Table II, below, provides the quarterly comparisons of credit enhancement production by market sector for 2007 and 2006.

Table II

Credit Enhancement Production(1)

	First Quarter
$-millions	2007	2006	% Change
Public Finance	$114.6	$99.2	+16%
Structured Finance	135.4	90.7	+49%
International	60.1	43.6	+38%

Total	$310.1	$233.5	+33%

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Ambac First Quarter 2007 Earnings/3

In public finance, Ambac’s premium production increased primarily due to increased overall market issuance which was up almost 50%, quarter on quarter (as reported by third party sources). The increase in issuance for the quarter was driven by strong new-money and refunding issuance across the full range of municipal products. Ambac’s market share of the insured market was approximately 26%. Ambac wrote significantly more tax revenue transactions and fewer health care transactions in the first quarter of 2007 relative to the comparable prior quarter resulting in a decline in average pricing in this product. Ambac’s strategy continues to be centered on underwriting the more highly structured transactions in the municipal market.

U.S. structured finance production during the quarter was higher as strong capital market issuance continued into 2007 in the U.S. During the quarter, Ambac benefited from increased writings in utilities, structured insurance and pooled debt obligations (CDOs). Those increased writings were partially offset by lower writings of commercial asset-backed and auto securitizations during the quarter. While business activity in the mortgage-backed securities asset class has recently picked up significantly, Ambac’s writings in that product were flat, quarter on quarter. Ambac remains focused on achieving the best risk-rated returns and will remain disciplined until pricing in this product is commensurate with the level of risk. Competition from the senior/subordinated market is starting to ease in MBS and certain types of CDO transactions but remains challenging across most other asset classes of U.S. structured finance.

International production was stronger as Ambac closed two sizable European infrastructure transactions in the current quarter including a guarantee on a major Austrian toll road, the largest Public Private Partnership (“PPP”) on the European continent to date. The quarter also saw strong flow in Investor Owned Utilities, pooled debt obligations and asset-backed securitizations. During the quarter, Ambac closed deals in six different countries. Management continues to believe that the broad international markets provide an array of opportunities and will be a driver of short-term and long-term growth for Ambac.

•

Net premiums written (which represent premiums collected during the period, net of reinsurance) in the first quarter of 2007 of $220.4 million were 3% lower than net premiums written of $227.8 million in the comparable period of 2006. The decrease is primarily a result of reinsurance cancellations in the first quarter 2006, as discussed below under “Reinsurance Cancellations”. Gross premiums written in the first quarter of 2007 amounted to $249.9 million, representing a 14% increase from $219.0 million in the first quarter 2006. The increase in gross premiums written is primarily attributable to higher U.S. public finance business written during the first quarter of 2007.

•

Ceded premiums written reduced gross premiums by $29.5 million in the first quarter 2007, compared to a net addition of $8.8 million in the first quarter of 2006. Ceded premiums written in the first quarter 2006 includes the impact of the collection of $37.0 million in return premiums from the cancellations of reinsurance contracts. Excluding the return premiums in 2006, ceded premiums in the first quarter of 2007 increased by 5% from $28.2 million in the first quarter of 2006. Ceded premiums (exclusive of return premiums in 2006) as a percentage of gross premiums written were 11.8% and 12.9% for the first quarter of 2007 and 2006, respectively.

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Ambac First Quarter 2007 Earnings/4

A breakdown of gross premiums written by market sector and ceded premiums for the first quarter 2007 and 2006 are included below in Table III.

Table III

Premiums Written

	First Quarter
$-millions	2007	2006	% Change
Public Finance	$114.4	$92.3	+24%
Structured Finance	83.2	78.8	+6%
International	52.3	47.9	+9%

Total Gross Premiums Written	249.9	219.0	+14%
Ceded Premiums Written	(29.5)	8.8	—

Net Premiums Written	$220.4	$227.8	- 3%

•

Net premiums earned and other credit enhancement fees for the first quarter of 2007 were $231.6 million, which represented an 11% increase from the $208.4 million earned in the first quarter of 2006. The increase was driven by higher accelerated premiums from refundings and policy termination fees, as well as higher normal premiums and other credit enhancement fees across all sectors.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $39.7 million in the first quarter of 2007, up 59% from $25.0 million in accelerated premiums in the first quarter of 2006. During the first quarter 2007, approximately $33.8 million of the accelerated premiums related to U.S. public finance transactions and the remainder related to U.S. structured finance and international transactions. Accelerated premiums in the first quarter of 2006 include $7.7 million related to the impact of reinsurance cancellations, as discussed below under “Reinsurance Cancellations.”

A breakdown of net premiums earned and other credit enhancement fees by market sector for the first quarter 2007 and 2006 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac First Quarter 2007 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	First Quarter
$-millions	2007	2006	% Change
Public Finance	$58.4	$55.8	+5%
Structured Finance	82.0	76.9	+7%
International	51.5	50.7	+2%

Total Normal Premiums/Fees	191.9	183.4	+5%
Accelerated Premiums	39.7	25.0	+59%

Total	$231.6	$208.4	+11%

Public finance earned premiums, before accelerations, grew 5% this quarter. Earned premium growth in this sector remains fairly steady but has been negatively impacted by the high level of refunding activity in Ambac’s public finance book in recent years, competitive pricing and the mix of business underwritten in recent periods.

Structured finance earned premiums and other credit enhancement fees grew 7%. The rate of growth in structured finance has improved recently driven by strong premium production in asset classes such as pooled debt obligations and commercial asset-backed securities over the past several quarters.

International earned premiums and other credit enhancement fees increased 2%. The increase is an improvement over 2006 when international earned premiums had been on the decline. The improvement is driven primarily by strong business writings across many geographies and asset classes during 2006 and the first quarter 2007.

•

Net investment income for the first quarter of 2007 was $112.1 million, representing an increase of 10% from $101.7 million in the comparable period of 2006. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees.

•

Other income for the first quarter of 2007 was $2.9 million, significantly lower than $29.0 million reported in the comparable period of 2006. During the first quarter of 2006, Ambac sold three aircraft from a defaulted enhanced equipment trust certificate transaction. The gain on the sale of the aircraft amounted to $25.0 million and was included in “other income” rather than as a loss recovery because the aircraft had been classified as operating assets for the short period of time in which the company took possession of them after the default.

•

Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $10.6 million in the first

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Ambac First Quarter 2007 Earnings/6

quarter of 2007, down 9% from $11.7 million in the first quarter of 2006. The decrease was primarily due to lower mark-to-market gains included within derivative products revenues in the first quarter 2007.

Reinsurance Cancellations

•

During the first quarter 2006, Ambac cancelled its remaining reinsurance contracts with two reinsurers and recaptured $3.9 billion of par outstanding. Included in ceded premiums in our Consolidated Statement of Operations is $37.0 million in returned premiums from the cancellations, of which approximately $29.3 million was deferred. The difference, $7.7 million, included in accelerated premiums, resulted from the difference between the contractual amount of returned premiums and the associated unearned premium remaining on the previously ceded portion of the underlying guarantees. The net income impact of the cancellations, presented in Table I, above, as part of accelerated premiums, amounted to approximately $2.0 million, or $0.02 per diluted share.

Expenses

Highlights

•

Financial guarantee expenses of $47.8 million for the first quarter of 2007 increased 26% from $38.0 million of expenses for the first quarter of 2006. Financial guarantee loss and loss expenses were $11.4 million in the first quarter of 2007, up from $0.1 million in the first quarter of 2006. See “Loss Reserve Activity,” below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee segment totaled $36.4 million in the first quarter of 2007, down 4% from $37.9 million in the first quarter of 2006 primarily due to additional accruals taken in 2006 under new accounting rules for stock-based compensation for retirement eligible employees.

Loss Reserve Activity

•

Case basis loss reserves (loss reserves for exposures that have defaulted) decreased $4.8 million during the first quarter of 2007 from $42.5 million at December 31, 2006 to $37.7 million at March 31, 2007. The decrease was driven by improving conditions on certain credits for which we had previously paid claims. Total net claim payments during the quarter amounted to ($0.1) million.

•

Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR increased by $16.2 million during the quarter, from $172.6 million at December 31, 2006 to $188.8 million at March 31, 2007. The increase was driven primarily by net increases in reserves on certain credits within the U.S. public finance portfolio.

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Ambac First Quarter 2007 Earnings/7

Other Items

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Total net securities gains/(losses) for the first quarter of 2007 were $3.7 million, consisting of net realized gains on investment securities of $6.6 million, net mark-to-market losses on credit and total return derivatives of ($1.9) million and net mark-to-market losses on non-trading derivative contracts of ($1.0) million. Approximately $6.2 million of the net realized gains on investment securities relate to cash recoveries received during the quarter related to a security in the investment agreement portfolio that had recognized impairment losses in prior years. For the first quarter of 2006, net securities gains/(losses) were $13.4 million, consisting of net realized gains on investment securities of $5.1 million, net mark-to-market gains on credit and total return derivatives of $7.2 million and net mark-to-market gains on non-trading derivative contracts of $1.1 million.

Balance Sheet

Highlights

•

Total assets as of March 31, 2007 were $20.11 billion, down 1% from total assets of $20.27 billion at December 31, 2006. The decrease was primarily driven by a net draw down from our investment agreement portfolio, partially offset by cash generated from operations during the period.

•

On February 12, 2007, Ambac issued $400 million of Directly-Issued Subordinated Capital Securities (DISCSSM). Ambac used the net proceeds from the offering and additional funds to purchase $400 million worth of shares of its common stock. The common stock was purchased through an accelerated share buyback agreement and resulted in 4.26 million shares acquired during the quarter. The total number of additional shares that will ultimately be repurchased under the program will be based on the volume-weighted average share price of the Company’s common shares during the term of the accelerated buyback agreement.

•

As of March 31, 2007, stockholders’ equity was $5.99 billion, a 3% decrease from year-end 2006 stockholders’ equity of $6.18 billion. The decrease was primarily the result of the $400 million share buyback, partially offset by net income during the period.

Annual Meeting of Stockholders

As previously announced, the Board of Directors set the 2007 Annual Meeting of Stockholders for Tuesday, May 8, 2007, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting was the close of business, March 9, 2007.

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Ambac First Quarter 2007 Earnings/8

Forward-Looking Statements

This release, in particular the Chairman and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) the amount of reserves established for losses and loss expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac First Quarter 2007 Earnings/9

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.4% and 5.1% during the first quarter of 2007 and 2006, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

	First Quarter
$-millions	2007	2006
Credit enhancement production	$310	$233
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(198)	(136)

Gross up-front premiums written	112	97
Gross installment premiums written on insurance policies	138	122

Gross premiums written	$250	$219

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses from certain non-trading derivative instruments and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2007 and 2006

(Dollars in Thousands Except Share Data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Financial Guarantee:
Gross premiums written	$249,912	$219,058
Ceded premiums written	(29,484)	8,757

Net premiums written	$220,428	$227,815

Net premiums earned	$216,006	$194,232
Other credit enhancement fees	15,553	14,188

Net premiums earned and other credit enhancement fees	231,559	208,420
Net investment income	112,064	101,734
Net realized investment gains (losses)	440	(379)
Net mark-to-market (losses) gains on credit derivative contracts	(5,124)	1,953
Other income	2,856	28,962
Financial Services:
Investment income	105,970	81,935
Derivative products	3,606	4,686
Net realized investment gains	6,161	5,503
Net mark-to-market gains on total return swap contracts	3,215	5,223
Net mark-to-market (losses) gains on non-trading derivatives	(499)	244
Corporate:
Net investment income	1,581	3,000

Total revenues	461,829	441,281

Expenses:
Financial Guarantee:
Loss and loss expenses	11,422	127
Underwriting and operating expenses	36,376	37,858
Financial Services:
Interest on investment and payment agreements	98,958	74,965
Operating expenses	3,288	3,572
Interest	19,289	19,475
Corporate	3,256	3,643

Total expenses	172,589	139,640

Income before income taxes	289,240	301,641
Provision for income taxes	75,897	80,501

Net income	$213,343	$221,140

Net income per share	$2.04	$2.08

Net income per diluted share	$2.02	$2.06

Weighted average number of common shares outstanding:
Basic	104,643,529	106,438,758

Diluted	105,600,555	107,430,787

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

(Dollars in Thousands Except Share Data)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $16,585,654 in 2007 and $16,484,257 in 2006)	$16,888,069	$16,800,338
Fixed income securities pledged as collateral, at fair value (amortized cost of $455,210 in 2007 and $311,546 in 2006)	452,324	307,101
Short-term investments, at cost (approximates fair value)	270,196	311,759
Other (cost of $13,458 in 2007 and $13,427 in 2006)	14,460	14,391

Total investments	17,625,049	17,433,589

Cash	31,489	31,868
Securities purchased under agreements to resell	—	273,000
Receivable for securities sold	1,743	12,857
Investment income due and accrued	154,614	193,199
Reinsurance recoverable on paid and unpaid losses	4,120	3,921
Prepaid reinsurance	319,310	315,498
Deferred acquisition costs	263,282	252,115
Loans	602,624	625,422
Derivative assets	995,236	1,019,339
Other assets	114,393	107,005

Total assets	$20,111,860	$20,267,813

Liabilities and Stockholders' Equity

Liabilities:
Unearned premiums	$3,045,911	$3,037,544
Loss and loss expense reserve	231,314	220,074
Ceded reinsurance balances payable	20,888	20,084
Obligations under investment and payment agreements	7,747,778	8,202,590
Obligations under investment repurchase agreements	151,797	154,287
Securities sold under agreement to repurchase	128,000	—
Deferred income taxes	261,448	263,483
Current income taxes	119,258	49,920
Long-term debt	1,389,176	991,804
Accrued interest payable	103,685	105,129
Derivative liabilities	654,070	667,066
Other liabilities	225,090	275,670
Payable for securities purchased	44,266	95,973

Total liabilities	14,122,681	14,083,624

Stockholders' equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	814,223	790,168
Accumulated other comprehensive income	187,605	197,576
Retained earnings	5,626,344	5,454,575
Common stock held in treasury at cost	(640,085)	(259,222)

Total stockholders' equity	5,989,179	6,184,189

Total liabilities and stockholders' equity	$20,111,860	$20,267,813

Number of shares outstanding (net of treasury shares)	101,775,497	105,730,553

Book value per share	$58.85	$58.49

Ambac Assurance Corporation and Subsidiaries

Capitalization Table—GAAP

March 31, 2007 and December 31, 2006

(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of March 31, 2007 and December 31, 2006, respectively, on the basis of accounting principles generally accepted in the United States of America.

	March 31, 2007	December 31, 2006
	(unaudited)
Long-term debt	$0	$0

Stockholder's equity:
Common stock	82	82
Additional paid-in capital	1,532	1,509
Accumulated other comprehensive income	134	142
Retained earnings	5,434	5,259

Total stockholder's equity	$7,182	$6,992